Exhibit 2.2

EXECUTION VERSION

SECOND AMENDMENT TO CRES SHARE PURCHASE AGREEMENT

This amendment, dated July 1, 2011 (this “Amendment”), is made and entered into by and among ING Real Estate Investment Management Holding B.V., ING Bank N.V., CB Richard Ellis, Inc., and CB Richard Ellis Group, Inc. to amend that certain Share Purchase Agreement, dated as of February 15, 2011 among ING Real Estate Investment Management Holding B.V. and Others and CB Richard Ellis, Inc. and Others, regarding the sale of ING Clarion Real Estate Securities LLC and certain affiliates, as amended by the First Amendment (the “First Amendment”) to the CRES Share Purchase Agreement, dated June 20, 2011 (as so amended, the “CRES SPA”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the CRES SPA.

WHEREAS,

A.	The CRES SPA governs the terms and conditions of the sale of ING Clarion Real Estate Securities LLC and certain affiliates, as well as certain fund co-investment stakes owned by affiliates of ING Groep N.V., by affiliates of ING Groep N.V. to affiliates of CB Richard Ellis Group, Inc.

B.	The parties hereto desire to amend the CRES SPA as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section	1.01. Amendment of Section 1.01 of the CRES SPA.

The definition of “Specified Liabilities” in Section 1.01 of the CRES SPA shall be amended by deleting footnote 1 contained therein.

Section	1.02. Amendment of Section 3.15 of the CRES SPA.

Section 3.15 of the CRES SPA shall be amended by deleting the word “agreement” from clause (vii) of paragraph (a).

Section	1.03. Amendment of Section 3.18 of the CRES SPA.

Section 3.18 of the CRES SPA shall be amended as follows:

(a) by replacing the cross-reference to “Section 3.18(g)” in paragraph (h) with “Section 3.18(h)”;

(b) by replacing the cross-reference to “Section 3.18(l)” in paragraph (m) with “Section 3.18(m)”;

(c) by replacing the cross-reference to “Section 3.18(m)” in paragraph (n) with “Section 3.18(n)”;

(d) by replacing the cross-reference to “Section 3.18(n)” in paragraph (o) with “Section 3.18(o)”; and

(e) by replacing the cross-reference to “Section 3.18(n)” in paragraph (p) with “Section 3.18(o)”.

Section	1.04. Amendment of Section 5.1 of the CRES SPA.

Section 5.1(a)(v) of the CRES SPA shall be deleted in its entirety and replaced with the following:

“(v) other than in the Ordinary Course, form, organize or sponsor any Fund, or make any material amendment or modification to the Fund Documents of any Adobe Fund;”.

Section	1.05. Amendment of Section 5.6 of the CRES SPA.

Section 5.6(g) of the CRES SPA shall be deleted in its entirety.

Section	1.06. Amendment of Section 5.8 of the CRES SPA

Section 5.8 of the CRES SPA shall be amended by inserting the following text immediately before “(x)” in paragraph (b):

“(w) defend or prosecute any judicial, arbitral or regulatory proceeding, audit or investigation to which any ING Group member is a party relating to the business and affairs of the Target Companies prior to the Closing,”

Section	1.07. Amendment of Section 5.10 of the CRES SPA.

Section 5.10 of the CRES SPA shall be amended as follows:

(a) By deleting the words “In connection therewith, the Purchasers’ Representative will,” in paragraph (b) and replacing them with “In connection therewith, the Sellers’ Representative will,”; and

(b) by adding a new paragraph (d) that shall read as follows:

“(d) From June 30, 2011, the Sellers’ Representative shall take all commercially reasonable actions to provide the Purchasers’ Representative with the opportunity to attend and participate in any meetings with the Clients concerning the Transactions and the Assignment Requirements, unless specifically objected to by relevant Client(s). From June 30, 2011, the Sellers’ Representative and the Purchasers’ Representative shall use all commercially reasonable efforts to cooperate to ensure that (i) all material written communications to any Client concerning the Transactions and the Assignment Requirements shall be jointly reviewed and approved by each of the Purchasers’ Representative and the Sellers’ Representative, (ii) all requests for consent and solicitation materials provided to any Client shall be in form and substance satisfactory to the Purchasers’ Representative and the Sellers’ Representative (each acting reasonably and in good faith), and (iii) all executed consents from any Client pursuant to any Assignment Requirement shall not satisfy the Assignment Requirements unless such consents are in form and substance reasonably satisfactory to the Purchasers’ Representative and the Sellers’ Representative. For the avoidance of doubt, any consent conditioned on or granting any change in the rights and responsibilities of any Client (including with respect to the payment of fees) with respect to any Advisory Contract shall not satisfy the Assignment Requirements without the written consent of the Purchasers’ Representative and the Sellers’ Representative.”

Section	1.08. Section 1.08. Amendment of Section 5.14 of the CRES SPA.

Section 5.14 of the CRES SPA shall be amended as follows:

(a) By adding “or in the Share Purchase Agreement, dated February 15, 2011, by and among, inter alia, ING Real Estate Investment Management Holding B.V. and CB Richard Ellis, Inc., as amended (the “PE Purchase Agreement”),” after “Transaction Document” in the first sentence of paragraph (a);

(b) By adding “or in the PE Purchase Agreement” after “Transaction Document” in the first sentence of paragraph (b);

(c) By adding “or in the PE Purchase Agreement” after “Transaction Document” in the second sentence of paragraph (b);

(d) By adding “or in the PE Purchase Agreement” after “Transaction Document” in clause (x) of the first sentence of paragraph (e); and

(e) By adding “except for any such right, title or interest in Trademarks or Internet domain names which any of Sellers or its Affiliates retains or is assigned pursuant to the terms of this Agreement or the CP Sales Agreement (as defined below) solely because the name ‘CLARION’ is used in combination with the name ‘ING’ in such Trademarks or Internet domain names, and subject to the terms set forth in the next sentence” after “CLARION name” at the end of the third sentence in paragraph (g).

Section	1.09. Amendment of Section 5.19 of the CRES SPA.

The last sentence of Section 5.19 shall be amended by deleting the words “Purchasers’ Representative” and replacing them with the words “Sellers’ Representative”.

Section	1.10. Amendment of Section 5.23 of the CRES SPA.

The last sentence of Section 5.23 shall be amended by inserting the words “(including, notwithstanding anything to the contrary in this Agreement, any Taxes)” immediately after the phrase “the Sellers’ Group shall not be required to incur any cost or expense” and adding a new sentence to the end of Section 5.23, which shall read as follows:

“For the avoidance of doubt, Taxes that are attributable, in whole or in part, to the Management Transactions (including any Taxes payable by any Target Company that are attributable, in whole or in part, to any contributions made to the Management Equity Vehicle) shall not be the subject of any indemnity provided under Article VII of this Agreement, but may be the subject of the indemnity provided by Section 8.3(iii) of this Agreement.”

Section	1.11. Amendment of Section 5.25 of the CRES SPA.

Each use of the word “Insurance” in Section 5.25 of the CRES SPA shall be deleted in its entirety.

Section	1.12. Amendment of Section 6.3 of the CRES SPA.

Section 6.3 of the CRES SPA shall be amended as follows:

(a) by replacing the cross-reference to “Section 6.2(a)” in paragraph (c) with “Section 6.3(a)”; and

(b) by replacing the cross-reference to ““Section 6.2(b)” in paragraph (c) with “Section 6.3(b).”

Section	1.13. Amendment of Section 6.4 of the CRES SPA.

The second sentence of paragraph (b) of Section 6.4 of the CRES SPA shall be deleted in its entirety and replaced with the following:

“On the Delayed Sale Asset Closing Date (i) the Purchasers’ Representative shall be required to pay the Sale Asset Purchase Price related to the relevant Sale Asset in accordance with Section 2.9 and Section 2.11(a) and deliver or cause to be delivered to the Sellers’ Representative the deliveries set forth in Section 2.11(b) and Section 2.11(d), and (ii) the Sellers’ Representative shall deliver or cause to be delivered to the Purchasers’ Representative the deliveries set forth in Sections 2.12(b), 2.12(c) and 2.12(e).”.

Section	1.14. Amendment of Section 6.6 of the CRES SPA.

Section 6.6 of the CRES SPA shall be amended by replacing the cross-reference to “Section 6.1” with “Section 6.1, Section 6.2 or Section 6.3”.

Section	1.15. Amendment of Section 7.7 of the CRES SPA.

Section 7.7 of the CRES SPA shall be amended by deleting the first sentence of paragraph (a) and replacing it with the following:

“(a) If, after the Closing, any member of the Purchasers’ Group or its Affiliates receives any refund, credit of Taxes or similar payments which (x) relates to a Tax that is paid by any members of the Sellers’ Group or its Affiliates, unless that Tax represents an asset on a Closing Statement, (y) relates to a Tax that is otherwise taken into account in a Closing Share Statement for purposes of determining any adjustment to the Purchase Price under Section 2.6 or (z) otherwise relates to an amount that has been paid by the Sellers’ Representative to a Purchasers’ Indemnified party pursuant to Section 7.1 or Article VIII, the Purchasers’ Representative shall promptly transfer, or cause to be transferred, to the Sellers’ Representative the entire amount of the refund or credit (including interest actually received from a Taxing Authority) received or utilized by such member of the Purchasers’ Group or its Affiliates, provided, however, that any such refunds or similar payments shall be for the account of the Purchasers’ Representative to the extent they are attributable to (i) the carryback from a taxable period (or portion thereof) that begins after the Closing Date or (ii) any Taxes for which any Sellers’ Indemnified Party is indemnified pursuant to Section 8.3(iii).”.

Section	1.16. Amendment of Section 8.10 of the CRES SPA.

Section 8.10 of the CRES SPA shall be amended by replacing the word “No” with “Notwithstanding anything to the contrary in this Agreement or any Transaction Document, no”.

Section	1.17. Amendment of Section 8.11 of the CRES SPA.

Section 8.11 of the CRES SPA shall be amended as follows:

(a) By replacing the words “Indemnified Party” in paragraph (a) with “Indemnifying Party” and replacing the cross-reference to “Section 8.11(c)” in paragraph (a) with “Section 8.11(b)”.

(b) By deleting paragraph (e) in its entirety and replacing it with the following:

“(e) In the event that any written claim or demand for which an Indemnifying Party may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Third Party Claim Notice”); provided that the failure to provide notice hereunder shall not release the Indemnifying Party’s obligations under this Article VIII except to the extent the Indemnifying Party is materially prejudiced by such failure. With respect to any Third Party Claim (other than a Section 8.11(g) Investor Claim), the Indemnifying Party shall have thirty (30) days (or such lesser number of days as set forth in the Third Party Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Third Party Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim. With respect to any Section 8.11(g) Investor Claim, the Indemnified Party shall notify the Indemnifying Party in writing within the Notice Period that the Indemnified Party desires to follow the procedures set forth in Section 8.11(g) (a “Section 8.11(g) Election”). In the event the Indemnified Party fails to deliver a Section 8.11(g) Election within the Notice Period (or if after assuming the defense of an Investor Claim, fails to take reasonable steps necessary to defend diligently such Investor Claim within ten (10) days after receiving written notice from the Indemnifying Party to the effect that the Indemnified Party has so failed) the standard procedures in Section 8.11(e) shall apply.”.

(c) By replacing the cross-reference to “Section 8.11(i)” in paragraph (f) to “Section 8.11(h)”;

(d) by inserting the words “(which such monetary damages will be paid or reimbursed by the Indemnifying Party)” at the end of clause (y) of the last sentence of paragraph (g); and

(e) By replacing both cross-references to “Section 8.11(g)” in paragraph (k) with “Section 8.11(f)”.

Section	1.18. Amendment of Section 8.13 of the CRES SPA.

Section 8.13 of the CRES SPA shall be amended by deleting clause (i) thereunder and replacing it as follows: “(i) the exercise of any rights or remedies in connection with any breach under any Transaction Document, the Clarion Partners Agreements or the ING Trademark License Agreement,”.

Section	1.19. Amendment of Section 10.3 of the CRES SPA.

Section 10.3(a) of the CRES SPA shall be deleted in its entirety and replaced as follows:

“(a) This Agreement, the other Transaction Documents, the Confidentiality Agreement, the Clarion Partners Agreements and the ING Trademark License Agreement contain the whole agreement between the parties relating to the subject matter of this Agreement to the exclusion of any terms implied by Law which may be excluded by contract and supersede any previous written or oral agreement between the parties in relation to the matters dealt with herein and therein.”.

Section	1.20. Amendment to Annex 1 of the CRES SPA.

Parts 1 and 2 of Annex 1 of the CRES SPA shall be deleted in its entirety and replaced with the contents of Appendix 1 attached hereto.

Section	1.21. Amendment to Annex 5, Part 2 of the CRES SPA.

(a) A new Section 1.9 of Part 2 of Annex 5 of the CRES SPA shall be inserted as follows:

“1.9 Management Equity Contributions

For the purpose of the Closing Balance Sheet to be established and prepared under this Agreement according to Annex 4 (Closing Balance Sheet Format), funds in respect of the capital contributions made and loans issued in respect of the Management Transactions shall be disregarded and not included on the Closing Balance Sheet. For the avoidance of doubt, any cash received by the Target Companies in respect of the Management Transactions shall be retained by the Target Companies and shall not result in any adjustment to the Purchase Price hereunder.”

Section	1.22. Amendment to Annex 6 of the CRES SPA.

Part (f) of Annex 6 of the CRES SPA shall be amended by adding the phrase “in each case” between the phrase “disregarded entity for U.S. federal income tax purposes, followed” and the phrase “by the sale, transfer or distribution”.

Section	1.23. Amendment to Section 5.19 the Sellers’ Disclosure Letter.

The Sellers’ Disclosure Letter shall be amended by adding the following agreements and text to Section 5.19 of the Sellers’ Disclosure Letter:

(a) “Transitional Services Agreement, dated June 9, 2011, between ING Clarion Partners LLC and ING Clarion Real Estate Securities LLC.

(b) Transitional Services Agreement, dated July 1, 2011, between ING Investment Management LLC and ING Clarion Real Estate Securities LLC.

(c) Supplemental Letter, dated July 1, 2011, to the Investment Services Agreement, dated April 1, 2007, as amended on June 2, 2010, between ING Real Estate Investment Management (Japan) K.K. and ING Clarion Real Estate Securities LLC.

(d) Service Level Agreement, dated June 29, 2011, between ING Real Estate Investment Management (UK) Ltd. and ING Clarion Real Estate Securities UK Ltd.

(e) Outsourcing Agreement, dated September 7, 2010, between ING Real Estate Investment Management (Asia) Ltd. and ING Clarion Real Estate Securities HKG Ltd.

(f) Any other agreement specifically required under the terms of the CRES SPA to be entered into by one or more Target Companies on the one hand, and one or more affiliates of ING Group N.V. that are not Target Companies on the other hand.

Section	1.24. Closing Date.

Pursuant to Section 2.10 of the CRES SPA, the Parties hereby agree that (unless otherwise agreed in writing prior to 11:00 a.m. (New York time) on July 1, 2011) the Closing shall occur at 11:00 a.m. (New York time) on July 1, 2011.

Section	1.25. Certain Acknowledgments.

The parties hereto acknowledge that the Transitional Services Agreement, dated June 9, 2011, between ING Clarion Partners, LLC and ING Clarion Real Estate Securities, LLC satisfies in full the obligation of the Sellers’ Representative under Section 5.21 of the CRES SPA to cause ING Clarion Partners LLC to enter into a service agreement with the Target Business prior to the Closing in respect of the CRES Services in the manner and on the terms required by Annex 15 to the CRES SPA.

Section	1.26. Miscellaneous.

(a) Continuing Effect. Except as specifically amended by this Amendment and the First Amendment, the CRES SPA shall remain unamended and in full force and effect.

(b) Counterparts. This Amendment may be executed in one or more counterparts, including via facsimile or electronic email transmission of a copy, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

(c) GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS THAT WOULD HAVE THE EFFECT OF GIVING EFFECT TO THE LAWS OF ANOTHER JURISDICTION). Each party acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Amendment and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that each other party shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or proceeding for equitable and injunctive relief permitted hereunder, each party hereby waives the claim or defense that a remedy at Law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Amendment specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of equitable and injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Amendment.

(d) Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Federal district court for the Southern District of New York or the courts of the State of New York sitting in the Borough of Manhattan in connection with any dispute that arises out of this Amendment, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Amendment in any court other than the Federal district court for the Southern District of New York or the courts of the State of New York sitting in the Borough of Manhattan unless venue would not be proper under rules applicable in such courts. Notwithstanding the previous sentence, a party may commence any such action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(e) Effectiveness. This Amendment shall come into full force and effect upon its execution and delivery by each of the parties named on the signature pages hereof.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed or caused this Amendment to be executed as of the date first written above.

ING REAL ESTATE INVESTMENT
MANAGEMENT HOLDING B,V., as Sellers’
Representative:

By:	/s/ WILLIAM CONNELLY
Name:	William Connelly
Title:	Director

By:	/s/ TJEERD BORSTLAP
Name:	Tjeerd Borstlap
Title:	Director

[Signature page to the Second CRES SPA Amendment Agreement]

ING BANK N.V., as Sellers’ Guarantor under the CRES SPA

By:	/s/ WILLIAM CONNELLY
Name:	William Connelly
Title:	Director

By:	/s/ FEMKE DE JONG
Name:	Femke De Jong
Title:	Proxy Holder

[Signature page to the Second CRES SPA Amendment Agreement]

CB RICHARD ELLIS, INC., as Purchasers’ Representative and Share Purchaser:

By:	/s/ LAURENCE H. MIDLER
Name:	Laurence H. Midler
Title:	Executive Vice President

[Signature page to the Second CRES SPA Amendment Agreement]

CB RICHARD ELLIS GROUP, INC., as Purchasers’ Parent Company under the CRES SPA:

By:	/s/ LAURENCE H. MIDLER
Name:	Laurence H. Midler
Title:	Executive Vice President

[Signature page to the Second CRES SPA Amendment Agreement]

APPENDIX 1

(Appendix Begins on the Following Page)

Annex 1

Details Regarding Shares and Sale Assets

Part 1

Details of the Share Sellers, Shares, etc.

(1) Name of Share Seller	(2) Name of Company	Shares	(5) Target Companies (in addition to the Company)	(5) Shares of Subsidiaries	(4) Name of Share Purchaser

ING Real Estate Investment Management (USA) B.V.	ING REI Clarion Holding, Inc. (100 Shares authorized)	68.5 **	ING CRA Real Estate Securities Holdings, Inc:	100 (100%)	CB Richard Ellis, Inc.
			• ING Clarion Real Estate Securities LLC:	100% membership interest*
			¡ ING Clarion Real Estate Securities UK Ltd	220,000 (100%)
			¡ ING Clarion Real Estate Securities Limited	1,000,000 (100%)

*	As set forth in Annex 6 (Pre-Closing Reorganization Transactions), the approximately 1% stake in ING Clarion Real Estate Securities LLC currently held by ING Clarion Realty Services Holdings LLC will be transferred, prior to the Closing, to the Company or another Target Company.
**	Remaining issued shares will be redeemed by ING REI Clarion Holding Inc. from ING Real Estate Investment Management (USA) B.V. as part of the Pre-Closing Reorganization Transactions and therefore will not be outstanding at Closing.

Part 2

Details of the Asset Sellers, Asset Purchasers, etc.

(1) Name of Asset Seller	(2) Name of Sale Asset [1]	(3) Name of Asset Purchaser	(4) Assumed Obligations Related to Sale Asset

Nationale-Nederlanden Intervest II, BV	5,672.728 shares of Class A1 Series 12/2010(1) shares and 9,908.120 shares of Class A1 Series 12/2010(2) shares in ING Clarion Global Ltd, representing 42.52% of the total shares as of December 31, 2010	CB Richard Ellis Investors, LLC	None

	100% of the Limited Partnership Interests in ING Clarion Global LP held by the Asset Seller as of the date of the Agreement, representing 14.85% of the Partnership (not unitized) as of December 31, 2010	CB Richard Ellis Investors, LLC	None

	100% of the Limited Partnership Interest in ING Clarion US LP held by the Asset Seller as of the date of the Agreement, representing 12.86% of the Partnership (not unitized) as of December 31, 2010	CB Richard Ellis Investors, LLC	None

[1]	Number of shares and percentage interests are as of December 31, 2010. Numbers of shares and percentages are updated as of the end of each calendar month. As such, the exact number of shares and percentage interests at Closing may differ from the number of shares and percentage interests set forth herein.